Exhibit 99.1
HORIZON LINES, #11106982
HORIZON LINES FOURTH QUARTER RESULTS
February 1, 2008, 11:00 AM ET
Chairperson: Chuck Raymond (Mgmt.)

Operator:	Good morning, ladies and gentlemen. Thank you for standing by and welcome to the Horizon Lines Fourth Quarter Fiscal Year 2007 Earnings Results Conference Call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be opened for questions. If you have a question, please press the star, followed by the one on the touch-tone phone. If you would like to withdraw your question, press the star, followed by the two. We do ask if you are on a speaker phone, please lift the handset before making your selection. This conference call is being recorded today, Friday, February the 1st of 2008.

I would now like to turn the conference over to Mike Avara, VP, Investor Relations and Treasurer. Please go ahead, sir.

Mike Avara:	Thank you. Good morning, everyone and welcome to the Horizon Lines Fourth Quarter 2007 Earnings Release call. Thanks for joining us today. Coming from New York this morning are Chuck Raymond, our Chairman, President and CEO, and John Keenan. John was honored with an award last night: Fort Schuyler Alumni of the Year. Congratulations, John, on that award. Here in Charlotte are Brian Taylor, our President of Horizon Logistics; Mark Urbania, Executive Vice President and CFO; and John Handy, Executive Vice President.

The call will be broken down into a couple of sections today. We’ll first take you through our 2007 fourth quarter and full year financial results. Chuck, John and Mark will do that for us. We’ll then turn our attention to 2008. Brian will join this conversation and will look at our market outlooks, our major initiatives and our financial forecast for 2008.

But before we begin, I’m going to take just a minute and refer you to our Safe Harbor statement on page three. During this call, we will be making certain forward-looking statements, and although we certainly believe them to be true at this point in time, we obviously can provide no guarantees that they’ll actually come to pass. There are important risk factors that are spelled out in our filings with the SEC, and I would call your attention to those risk factors.

So with that, I’d like to now introduce Horizon Lines Chairman, President and CEO, Chuck Raymond, to kick this off. Chuck?

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Chuck Raymond:	Mike, thanks very much and good morning, folks. Thanks for joining us. Today we’re going to go ahead and cover the fourth quarter and full year of 2007, and also give you a little more guidance for the 2008 plan. Therefore, the content of today’s call and the length of the presentation may be a little bit different from prior earnings releases. In order to make our business strategy and our assumptions for 2008 very clear, we will provide a little more detail of our key assumptions for the year coming up.

For the year, we delivered $1.35 per share; $0.32 of that was earned in the fourth quarter. These results, as well as EBITDA and cash, are within the range of guidance and expectations. We think that in spite of market fears of a recession, the Company experienced nearly 10% operating revenue growth in the fourth quarter. In fact, we now understand that fourth quarter GDP grew by a very paltry six-tenths of 1%. We are obviously very well below what Wall Street had been looking for and in quite stark contrast from the previous quarter’s growth, which was around 4.9%.

Economists have been estimating an increase of 1.2% in the fourth quarter. For the full year, the U.S. economy obviously grew at a little over 2%, probably the worst performance in five years, and against that background, we’ve built our 2008 plan. We also know that the Puerto Rican economy, which has been in recession for most of the past two years, is stabilizing and we’re going to share that information with you.

In spite of all of this, Horizon Lines did not retreat from its 2006 business results. We had a good year in 2007 compared to 2006, despite the economic headwinds that we had to fight all year long in the Puerto Rican economy. However, I think we used our very talented associates, coupled with our new EDGE processes and tools to manage the cost side of our business effectively, while still giving award winning services to our customers. We were able to use our cash intelligently, and we bought back some stock over the last 10 weeks, which Mark Urbania will update you on, at what we think are pretty attractive prices.

Turning to 2008, as we look over our horizon for the full year, we see superior operations and business expansion driving exceptional shareholder value. We’ve invested smartly in our key marine terminals. We’ve put more efficient ships in all of our markets and, in doing so, provided extremely reliable capacity that will meet our customers’ needs for many years to come. Our shareholders will see strong growth in earnings per share supported by a vibrant and growing business, a strong balance sheet and the value of there being fewer outstanding shares of Horizon Lines out there.

So with that, let me turn this over to John Keenan, our President and Chief Operating Officer of Horizon Lines, LLC. John?

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John Keenan:	Thank you, Chuck. Well good morning. Thank you for joining us today. I’m on slide number eight. What I’d like to do is talk a little bit about our revenue and volume update for the fourth quarter. If you look at the unit revenue per container, also referred to as our revenue per box, it has been up 6.8% quarter-over-quarter from ‘06 to ‘07 and that’s predominantly driven by our general rate increases, as well as our cargo mix enhancements across the various tradelanes.

If you look at the container volume, the container volume is down 1.3%. The Alaska volume growth was strong based on extended construction and our southbound seafood, so we experienced solid growth in Alaska. Hawaii, we also had some favorable volume growth due to the military and the retail mix. In the Puerto Rico tradelane, the volume declined there to reflect existing soft markets. And on Guam—the Guam outbound, or as we refer to as our back haul, for Saipan garments, we saw some reduction in our movement out of Guam—excuse me, out of Saipan.

On page nine, a little bit about our vessel deployments. We successfully completed our deployments. The two younger and larger vessels, the Navigator and Trader are now positioned in the Puerto Rico tradelane. This allows us some additional and more flexible capacity within that tradelane, as well as additional refrigerated cargo carrying capability on those ships. The larger vessels in the California-Hawaii express and the pecks [ph] on the west coast, as well as consistent capacity that we’ve discussed in the past, allows us to have consistent volumes on a weekly basis in each of the markets.

On the vessel performance through the fourth quarter on page 10, we’re very proud of our vessel availability. When you look at that number of 99.9%, that’s with a 10% increase in operating days year-over-year, so we’re extremely proud of our vessel availability, as well as our vessel on-time arrival. Look at the on-time arrival. As you recall, we measure this to the minute. This is very important and our key performance indicator and metric for us as an organization. We’re up 3%. There was improvement in Puerto Rico from 86 to 92%; in Alaska from 86 to 90%; and from Hawaii-Guam from 67 to 71%, so we’ve seen consistent improvement in all three tradelanes.

If you look at the vessel utilization number, you’ll see that the vessel utilization is down approximately 1%. That’s the upsize TP-1 service, with all five of our new Hunter class vessels deployed, coupled with the addition of the new peck service utilizing our new CA, that provided about 19.3% more capacity than in 2006. Based on 2006 capacity, Q4 ‘07 utilization comes in at about 88%.

On page 11, you’ll see some of our fourth quarter awards and recognition. We’re very proud to announce that once again we’ve earned the 2007 Platinum Carrier Award by home improvement retailer, Lowe’s, for

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99.9% on-time service. This recognition is the second consecutive year that Horizon Lines has received this award. We’re very proud of that, and again, it’s a reflection of our service to our customers.

Below that, you see a picture. This is the Horizon Falcon crew —one of our new Hunter class vessels participating in the search and rescue operation north of Guam in mid-July that rescued two Chinese national crew members, and they were recognized for their bravery and valor at the Admiral of the Ocean Seas Award Dinner in New York City. Again, we’re very pleased with our crew as well as the performance of that vessel and the entire Hunter class vessels.

On slide 12, the equipment modernization, a little bit about our investment in our container fleet, which continues into 2007. You see our new refrigerated containers; over 1,000 boxes are in service now. Our new dry containers: we put 1,800 dry containers in our network in 2007; 1,200 of those are the 45-foot international standard boxes that we added to our fleet, which is a reflection of our commitment to increased demand for bigger boxes in our services. Below that, we show a little bit of slide on our maintenance costs per load which has improved significantly for our refrigerator containers and our dry containers. The key takeaway there is as we continue to bring new equipment into our fleet, we’re seeing reduction in our maintenance costs, and at the same time, we’re seeing better utilization. And with our dry containers, for instance, we’re seeing three more loads annually based on the fact that boxes are not sitting around in our network.

On page 13, you look at the Horizon EDGE, a little bit on the update from 2007 and some of the key benefits. We’ve seen improved vessel network efficiencies. I just gave you the improvements in each of our tradelanes based on the on-time schedule integrity, a key focus of our EDGE team. Our port productivity is variable and reduction on variable costs. These are our terminal expenses and in each of our tradelanes you can walk in the terminals and see key performance indicators mounted on bulkheads and where each of the organizations are focused on improvements in those areas. Without going into each of the benefits, I think a key takeaway on this slide is that we’ve exceeded our 2007 EDGE target of $13 million, and in a few slides later when we speak about 2008, I’ll talk a little bit about some of the continuation of the 2008 EDGE benefits and opportunities that we intend to focus on.

So with that, I’d like to turn it over to Mark Urbania to talk about the financial review. Thank you.

Mark Urbania:	Thank you, John. I’m on page 17 looking at operating revenue, both for the fourth quarter and full year. In the fourth quarter we were up 9.9% comparatively and for the year 4.3%. Let’s turn to the next page for an analysis of that.

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On page 18, on the revenue growth side, you can see in the fourth quarter we continued to enjoy good cargo mix and rate improvement, both for the fourth quarter and full year. See the revenue from the two acquisitions we made; Aero Logistics and Hawaii Stevedores, Inc. contributed nicely to the revenue growth during the year comparatively. Fuel recovery, if you remember back in November, we came out with some revised guidance because of fuel spikes, and you can see for us, $5.7 million more than the fourth quarter of last year, which represents most of the year. So we lost money on fuel in the fourth quarter, and more about that in a few moments. But all of that more than offset the volume shortfall, particularly in Puerto Rico.

On page 19, looking at adjusted operating income, slightly down for the fourth quarter and full year, and although revenue was higher than last year, it was not enough to offset the higher fuel costs and the additional vessel operating expenses for our new program.

On page 20, adjusted EBITDA—slightly down comparatively fourth quarter and pretty much on par with last year, down slightly. The same explanations apply for operating income to adjusted income here. On the adjusted net income line, on the fourth quarter we were down, but up for the year. The same explanation applies here to adjusted net income. In addition, interest expense was lower due to the refinancing that we accomplished in August 2007, partially offset by a slightly higher tax rate in 2007 versus 2006. So we’re very pleased with the net income results.

Looking at EPS, we finished the fourth quarter of 2007 $0.02 up of 2006 same period. For the year, we were up to $1.36 from $1.33. It’s really just the difference in net income divided by the shares. From a free cash flow perspective, we exceeded the guidance that we gave you prior. The guidance we gave you prior was 19 to 22, and we actually came in at 26.7. Almost all of this increase was a result of really managing our working capital very well in the fourth quarter, particularly on the cash collection side. That really drove this improvement.

Just a quick update on the share repurchase program. As you recall, the board authorized us to purchase up to $50 million of common stock. We’ve completed that program over the last 10 weeks at what we feel are very, very attractive valuation and pleased to report that.

Just to wrap up 2007 before we move on to 2008, we’ve got the list of accomplishments here. You’ve heard some of these from Chuck. I think we’re most proud of the fact that we overcame difficult market conditions in Puerto Rico to keep our earnings pretty much in line with 2006. We’ve really lined things up well as we moved forward with our TP-1 fleet enhancement, the restructuring, the creation of Horizon Logistics business that’s growing, EDGE is on track and delivering benefits ahead of plan,

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integrated two acquisitions and a share repurchase program. So we had a very busy year, and now we look forward to telling you more about 2008.

I’m going to turn it back over to John Keenan for the economic outlook in our markets.

John Keenan:	Okay, Mark, thank you. What I’d like to do is take this time to walk you through each of our tradelanes and the economic outlook that we see. As you know, we have the benefit of operating in three distinct tradelanes in our service and one of the powerful components of our brand being a Jones Act carrier in three services. I want to start with telling you that we’ve done about six or seven iterations of our budget, and what we feel is that we have a very realistic, actionable business plan, and I’m going to start with the Alaska volume, and the Alaska growth that we see about 3%.

The Alaska GSP, which is the gross state product, is forecasted to increase to $43.8 billion, approximately $1.9 billion year-over-year. As you know and have heard in the past, the high oil prices helped to buoy the state economy in Alaska. We expect to see job growth for the 20th consecutive year, approximately 1,000 jobs, and most of those jobs will be in the Anchorage area. As you know, that’s the area well served by our vessels, mainly with strong growth in the military sector, as well as significant retail construction and expansion with new stores from Lowe’s as well as Target. We see tourism and the population in the state continue to grow.

Moving over to the Hawaii economic outlook, as we look at Hawaii, we anticipate the GSP growth of approximately 1%. As you know, Hawaii has traditionally had very low unemployment; it’s the fourth lowest in the United States. The unemployment in Hawaii is anticipated to be 2.7% this year. And tourism, as you know, which is an important sector for Hawaii’s economy, and Horizon Lines demand is forecasting a 1% visitor growth in 2008.

The commercial construction that we’ve been seeing in Hawaii will certainly offset, or the anticipation is that it will offset, some of the softening that you see in the residential construction. High levels of federal spending in Hawaii are another important economic driver. Much of this federal spending is on the military, and Horizon Lines continued to be a—or excuse me, and Hawaii continues to be a leading destination for federal expenditures, the fifth highest in the United States.

Moving now to Guam. I think I was out in Guam in the first week of January, and I can tell you there’s a lot of excitement and enthusiasm around Guam. We feel we’re very well positioned with our new assets, especially the vessels that we put into TP-1 service, the flat racks that we’ve continued to add the new equipment to our fleet, and that’s positioned us very well for the construction that we’re starting to see in

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Guam. You see on the slide here the 10-year military spending of $15 billion is underway; it’s important to note that that’s $1.5 billion annual spending that we anticipate seeing in Guam, and it’s already started. The tourism continues to grow in Guam, and if you look at the Saipan, that’s a very small percent of our business, but Saipan, the garment factories have closed, and we’ve factored that into our 2008 plan.

On to Puerto Rico. The Puerto Rico economy, you all are very familiar with it; the GDP growth, we see approximately 1% has been forecasted. As you all know, the Puerto Rico economy has had a rough couple of years due to government deficits and high energy prices. As you know, 2008 is an election year for the governor and the legislature. In the past, election years have brought higher levels of government spending which tends to stimulate the island’s economy. The minimum wage increase of $2.10 from 2007 to 2009 may have a bigger impact, certainly in Puerto Rico than on the mainland, because the median household income is about a third of what it is on the mainland.

Investments continue, not only in the pharmaceuticals, but also in the biotech industry. Approximately $4 billion in investment has been announced, and the pharmaceutical and the biotech are important to Horizon Lines because they generate high value loads for us. The weak dollar in Puerto Rico—the weak U.S. dollar, excuse me, makes Puerto Rico an attractive destination for foreign tourists, so we anticipate a little bump in tourism. And the developing new industrial incentive laws, as you know, industries united in lobbying government to maintain and enhance tax abatements that have been provided for investment in Puerto Rico.

A little bit about 2008. I’ve covered the focus of EDGE and what we were able to accomplish as an organization in 2007. The one thing I want to make sure you understand is this really has been a major cultural change within the organization. The entire Company, from sales to operations, is focused on providing service excellence, not only to our on-time and schedule integrity, but in each area of our organization. These are the key areas that we continue to focus on in 2008, with one important addition here that I’d like to touch on, and this is really the vessel fuel. As you know, that’s a large expense item for us. We continue to find ways to improve our consumption on board our vessels, our vessel overtime, as well as our maintenance and repair. One area I just want to touch briefly on is sales and marketing. What we’ve done there is we provided our sales and marketing organization with additional tools and techniques to help improve and enhance our profitability, focusing on our cargo mix and our upgrades.

On page 15 a little bit about our coastwise. I think the key takeaway here is that there is good support from the government on, as you see with Title XI, there’s some funds that have been added to the Title XI ship building

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program, reforms for the capital construction fund, which will now allow our vessels that have been built with CCF, to operate in the coastwise trade. We’re also working on some of the pending litigation—or excuse me, legislation on the harbor maintenance tax relief for our coastwise trade.

On page 31, capital expenditures. As you look here, we’ve got $20.6 million on our capex plan. A lot of it has to do with key items that are outlined here. I think the takeaway on each of the terminals, as you see, what we’ll continue to do is modernize our terminals, improve our technology in our terminals and ultimately improve our service levels to our customers. If you look at the vessel regulatory and operational, some of these are tied right into our fuel savings and our initiatives and our safety and regulatory. So the $20.6 million is in line with what we have advised you previously, and it’s going to allow us to continue to modernize, not only our terminals, but also our fleet and our equipment.

On page 32, we have our vessel dry-dockings. As you see, 2008, as our friends in the Ocean Transportation Services Group would say, it’s a fairly light year. There’s a low number of dry-dockings. When you look at the cash expenditures there, the cash payment projection of $15.8 million in 2008, that relates both the payments on dry-dockings performed in 2007 as well as 2008, so our typical dry-docking cost has remained consistent throughout the past several years.

So with that, I’d like to thank you. I’m going to turn it over to Brian Taylor, and he’s going to refer you to the logistics outlook. Thank you.

Brian Taylor:	Thanks—thank you very much, John. If you look at the first slide here, this may help you understand why we are really so excited about this entry of ours into the logistics business. The logistics sector over the last 10 years clearly is seen as a very strong growing industry. The U.S. outsource logistics market is currently estimated to be about $114 billion and growing at a rate of 14% per year, and more importantly for us, 64% of this $114 billion falls in the domestic transportation area, with roughly $57 billion in domestic warehousing and domestic truck transportation, which is clearly our sweet spot. It’s a large and growing market that provides huge opportunities for us at Horizon Logistics, especially where we can begin to leverage the strength of the current relationships we have with our broad blue chip customer base.

On the next slide, what you’ll see is really an indication that over the last five months as we’ve put this business together, it’s become apparent that we have two very distinct product offerings within this Company. So while we’re a single company, we look at having two very distinct sales channels. The Aero Logistics model—here we have a group that is highly specialized in specific markets, a very deep knowledge and understanding of these markets and the customers that are within each of those segments.

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We see strong margins due to the very high end product values and the service sensitivities of the customers that are within these segments. And in the Aero model, it usually entails a high degree of special touches to affect delivery of the shipments for the customers.

On the Horizon Logistics side, really specializing in truck brokerage, container grades or warehousing. Typically, you will find lower margins in these segments, but clearly higher revenue opportunities over the long-term, and we often see much overlap with the requirements from our existing liner customer base. In between both of these segments, or bridging these segments, what we have is an enterprise sales group, or a national accounts team that deals with customers that require services that may touch both of these channels and perhaps other offerings that are a part of the liner company.

Next slide really takes you through where we are today. Overhead integration is complete. We are still in the final stages of some systems integration and upgrades—all of that to be completed around the 24th of March. We have added increased sales presence within the Aero Logistics business, and we are in the process of adding two to three incremental sales resources on the Horizon Logistics channel.

We have also established a new truck brokerage unit in the Dallas, Texas operation, and we’ve completed the integration of this unit, together with our truck brokerage teams in Lexington, Laredo, and the Sea-Logix businesses that we operate on the west coast. We’re continuing to add new systems functionality, and this is really designed to help us minimize duplicate data entry functions and enhance the scalability of our logistics model going forward. The enterprise sales team is established. We’ve realigned that focus on technology as a component of the logistics total solution.

Next slide, we really intend, as we move forward, to become renowned for our responsiveness and innovation. Where a customer has a problem, Horizon Logistics is going to find a way to ensure that we are capable of resolving that problem. We have a very strong focus on domestic transportation, as I alluded to earlier, with niche international air and ocean offerings to complement that basic core. And whether our customers may be moving high-tech medical or computer equipment, or maybe they’re looking for a vendor managed inventory program for a solution in Mexico, Horizon Logistics is going to have the capability of developing a very unique solution that will solve their particular pain point. We are going to provide the highest quality offering with fanatical customer service, true hallmark of the business—but staying focused specifically in serving the lanes and niches that we know well and allow our customers to help drive us to new lanes in the future.

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As we look to ‘08 core services, we’re going to stay the course. Our focus is on our core service offerings, recognizing that throughout the course of the year, we may have to adjust our sales a little bit. A lot of emphasis in ‘08 is going to be placed on expanding our expedited service offering that falls within the Aero Logistics model; building out that truck brokerage business, which is clearly going to lead to other opportunities for us to expand with our customers; building out the trucking and warehousing services of the Sea-Logix business on the west coast, the Lexington, North Carolina facility, and other new facilities that we may contemplate throughout the balance of 2008.

In Mexico, we’re going to grow our capabilities and operating capacity to where Horizon Logistics becomes the knowledge and service experts that customers turn to when they have shipments moving in and out of Mexico. We want to expand our international air service where we are not going to be competing with expeditors or other large contract carriers, but really looking for specific niche opportunities, whether it may be moving an eight-foot medical magnet for some medical equipment or perhaps some heavy construction equipment that requires some specialized handling.

Next slide lays out our 2008 logistics plan. This is clearly an aggressive, but achievable plan. We have a revenue base of $245 million and an EBITDA target of $4 million in 2008. What I do need to point out, is that this plan does contain roughly $184 million in inter-company transfers that today are handled at cost for Horizon Lines, and you can see those reflected in the elimination account. These are services that the logistics company today provides to Horizon Lines primarily focused in truck and rail transportation, some container grades that we do on the west coast, and as well as technology services. Clearly we’re focused on growing the profitability of the Aero business, which we expect will generate $5 million in 2008, showing a very nice return on the investment that we just made in August of last year.

Obviously we see growth in the truck brokerage segment and greater inter-company synergies and a lot of focus on continuing to improve the results that are coming out of Sea-Logix, our trucking division on the west coast. We have clearly separated them out as a division with their own stand alone P&L, and we expect to see better things going forward. I do need to say that we have added a little bit of incremental overhead to this business as we started out. Clearly, what we are trying to do is position this business to be a scalable model that is capable of quickly ramping up and handling significant growth going forward, and when you take a look at this business and break out the inter-company transactions, take away that $184 million that we’re doing at cost for Horizon Lines, what you see is a logistics business that today has a revenue base of roughly $61 million generating an EBITDA margin in the range of 6% to 7%, which is clearly consistent with similar industry comps.

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With that, I’m going to turn it back over to Mark.

Mark Urbania:	Thank you, Brian. Let’s jump right into it. Looking at the financial guidance for 2008, you can see it’s listed there comparatively to what we provided you a couple of months ago. I wanted to give this summary information up front, then we’ll do the analysis behind it. But on the surface, if you look at the revenue change, we’ve brought revenue down to temper our volume assumptions. EBITDA remains the same because we’ve revised and, quite frankly, cut some of our expenses. Compared to November of 2007 guidance, our diluted EPS is up. It’s up primarily due to the share repurchase of 2.8 million shares over the last 10 weeks and our cash flow guidance remains unchanged.

I do want to mention to you that going forward we plan on providing annual guidance. We plan on doing that for a couple of reasons. We believe it’s more in line with our long-term approach to running our business. In addition, it eliminates timing differences, quite frankly, that distort our quarterly results. The example I’ll use there is our revenue recognition policy requires that a vessel that departs at 12 midnight be included in the results for the current period. If a vessel that departs at 12:01 happens, it removes on average approximately $1 million of revenue and shifts that into the next quarter. This did in fact happen in December. So our results for the fourth quarter would have been better both on the EBITDA line and on the earnings per share line if it wasn’t for really what we call miss a late sailing [ph].

For those of you that are modeling 2008 on a quarterly basis, may I suggest that you review our results from 2005 through 2007 to accurately reflect the seasonality in our business. As you may know, the third quarter is typically our strongest quarter from an earnings perspective, followed by the fourth quarter, the second quarter and then the first quarter. I think it is worth mentioning that this change is in no way an attempt to hide or mask any short-term issues. I can assure you of that. It simply represents a more accurate approach to running our business.

On the next page is segment breakdowns. As we represented earlier, we would break down going forward the core liner business and the logistics business that Brian just talked to you about. How we did this; $184 million in eliminations is the services that the logistics business is providing to the liner business at cost. Although there is a revenue elimination, there’s no inter-company profit elimination. On a consolidated basis, as you can see the numbers there, it goes up to 180.

The 2008 major budget assumptions: John Keenan went through this and back in November when we shared with you—I don’t think we shared with you these volume assumptions on a piece of paper, but we did talk to you about them—we said that our expectation was for 5% revenue growth. We’ve since brought that down, as John talked about, to 3%. In Hawaii,

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we were targeting 2%, now we’re targeting 1%. Guam, 9%, 5% and it really relates to the back haul that John talked to you about of Saipan. In Puerto Rico, our expectation for this year as it has already been reviewed is flat. So from a volume perspective, we’ve brought for the Company overall down from 3% to 1.5%, which our view is that’s a very realistic outlook given current economic conditions. And then we slightly reduced our, what we call unit revenue increase, or rate per box, as John Keenan referred to it.

On the next page, what we provided is really a revenue bridge so you could do the math and see how we ended up 2007, and how we get to the mid point ofthe guidance. And really quite simply broken down in a few buckets here, the volume container increases, based upon those realistic volume assumptions, is 15 million. Rate increases—very reasonable rate increases —$30 million; fuel surcharges are $40 million. The acquisitions that we made will contribute $44 million and then other non-transportation revenues for us really represent the increase in sales to Maersk as a result of the new ships we brought on and the changes in that west coast network.

On the next page, looking at an EBITDA guidance bridge, from the original guidance we gave in November to now, the obvious question is, how did you bring revenue down and still maintain your EBITDA guidance? And what we’ve attempted to do here is really lay that out for you, from a revenue reduction perspective, you can see the effect of the lower volumes and the slightly lower rate and where we’ve really offset that cost, which is on the vessel side. We do use a seasonal vessel in Alaska, the Fairbanks. As you know we’ve taken some operating days out of there which contributed a little bit.

And on the fuel side, as you know, fuel is obviously a major focus for us, and one of the reasons that we weren’t able to make our original plans in the fourth quarter. So we have a real strong program in place led by John Keenan on fuel conservation program, and we expect that to yield $3.3 million for us. Then I mentioned overhead cost reductions. We reduced our overhead accrual down by imposing a higher threshold target to achieve a 100% payout. And then the overhead expenses of $2.8 million were in various areas throughout the Company, and the overhead is—we really hunker down in cost control expenses throughout the Company.

The next page really takes you on an EBITDA bridge. How do we get from our actual EBITDA of $160 million in ‘07 to $180 million, which is the midpoint of the guidance range for 2008? I think this sums it up nicely for you. The revenue margin increases contribute $33.1 million. That’s through our lower volume and rate assumptions. Increase in vessel operating leases, that’s a full year 2008. As you know, we brought the new vessels on board late first quarter, early second quarter of 2007, so this represents a full year of those expenses. As Brian mentioned, the

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acquisitions will contribute $4.4 million, nearly $13 million in EDGE benefits. We’re very pleased that program is on track. Terminal rail and truck increases, that’s just normal operating cost increases for us. The bonus accrual, which we didn’t have in 2007, is now put in the plan for 2008, and the other is really a catchall. So that’s in summary a bridge, how we get from $160 million to $180 million, which we feel very good about.

On the next page, free cash flow—we’re excited to talk about this page. If you look at our free cash flow projection here, starting with EBITDA—the midpoint of EBITDA of $180 million and these are really the components; stock-based compensation is a non-cash charge so that’s an add back. We’re really focused on working capital. We made nice progress in the fourth quarter on that. We’ll continue to make progress as we work on bringing our day sales outstanding down. The other big bucket is capital expenditures. We’ve already shared with you $20.6 million planned in 2008. The dry-dock expenditures that John talked to you about, only two dry-dockings, but the cash implications are nearly $16 million and that really relates to timing of payments for past dry-docking. And then interest expense—interest expense is expected to be about $30 million, so if you do the math on that, that gets you to the midpoint of our cash flow guidance of $120 million.

Wrapping up on our outlook, you can see all the bullet points there. The points on this page are obviously all positive factors that will enhance the operations and financials of 2008. I think a key point that is not listed here is the fact that we have realistic revenue drivers; we’ve adjusted our cost drivers accordingly to reflect that. We believe that, under current market conditions, a lot of this is in our control, and we look forward to a good 2008 and, certainly from a financial perspective, much improved over 2007.

With that, I will turn it over to our Chairman, President and Chief Executive Officer, Chuck Raymond, for final thoughts.

Chuck Raymond:	Okay, Mark. Thanks very much and as you and John have explained, this plan for 2008 is a little bit different. It’s built on pretty conservative volume assumptions. I wouldn’t call them conservative; I’d call them probably good strong estimates of what we are hearing from our customers, validating the business volumes that they’re anticipating, and so therefore, our plan represents a set of sustainable assumptions.

We’ve spent a lot of time talking about EDGE, and I would just point out that we’re real fortunate that we started this program a year and a half ago. It has paid off well. It’s positioned the Company to operate more efficiently, particularly in the economic environment that we are in today. It has helped us sustain our service levels. Those are levels that continue

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to be lauded by our very best customers, whether in the logistics sector or in the liner business.

We’ve got a very sustainable market share in each of our trades, so if we have undershot this economy a little bit and if the markets are a bit stronger than what we’ve represented here, then there’s clearly some operating leverage and upside to our numbers. Another key point, I think that Mark pointed out, is our cash generation. That’s impressive. It’s sustainable, and while our earnings per share growth for 2008 over 2007, when you do the math and look at the guidance, it’s going to be in the high 50’s, low 60% range. That’s clearly impressive. Horizon continues to be a household brand in our markets. Our Company continues to be managed by professionals, all of whom have track records of success. So we’re happy to share these plans with you.

We will now turn this back to the moderator and take any questions you might have.

Operator:	Thank you. And ladies and gentlemen, at this time we will begin the question and answer session. As a reminder, if you have a question, please press the star, followed by the one on your touch-tone phone. If you would like to withdraw your question, press the star, followed by the two. We do ask if you are on a speaker phone that you please lift the handset before making your selection.

And our first question comes from Jon Chappell with JP Morgan. Please go ahead.

Jon Chappell:	Thank you. Good morning, guys.

Chuck Raymond:	Good morning, Jon.

Jon Chappell:	You quickly went through the share buyback program, putting your money where your mouth was. Just curious about the uses of this free cash for 2008 and beyond. As you balance kind of near term market opportunities, whether that’s acquisitions on the logistics side or in the core business, whether that means share buybacks if the stock continues to kind of be where it was when you were buying back late last year and early this year, and also as it pertains to future fleet expansion or renewals with new builds into the next decade, how do you balance those three types of things with the cash flow generation that appears very strong for ‘08?

Chuck Raymond:	Well, Jon, we’re very pleased with the cash flow generation. As we pointed out, it’s going to be strong. The share repurchase program that you mentioned, we basically financed on a revolver. So we’re going to take some of that free cash flow that we’re generating, and we’re going to use it to pay for that share repurchase program, which really brings us

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down into, let’s call it the $7 million range. We’ve shared with you and others that our plan is to grow the logistics business, so we’ll be actively looking for opportunities during 2008 to grow that logistics business. And that could be some use of cash.

Absent that and other strategic opportunities that provide a superior level of return for the cash invested, we’ll likely use it to continue to pay down a revolver, which in essence creates more liquidity for us so that we could pursue other opportunities. On the long-term asset front, the way we’re looking at that is we’ll begin a program when we feel it’s necessary, and right now we’re targeting some time past the 2012 time frame, which is a little ways away.

Jon Chappell:	Just to clarify, did I interpret it to mean that another share buyback program is probably not likely in the immediate future unless something changes dramatically with the broader economic outlook?

Chuck Raymond:	Jon, as we’ve stated in the past related to share buyback programs, I think that we’ll have to see, you know, how things respond, how we go throughout the year and how our stock reacts, and we’ll make that decision with the board when that time comes.

Jon Chappell:	Okay. Chuck or John, are there any opportunities that may present themselves if the economy actually turns out to be weaker than expected?

Chuck Raymond:	Yes, I think we’ve got a very good plan here in the company that we’ve gone through should we have a serious recession broadly in the U.S. We clearly had that in the Puerto Rico market—actually stagflation in Puerto Rico over the last two years. And we can variablize our services quite a bit, so we’re pretty comfortable we can slide our costs down if and as softness comes to us.

Jon Chappell:	And the last one, John mentioned fuel expense savings and the focus on that, and then Mark highlighted it in the financials for the ‘08 guidance. Maybe it’s too detailed for this forum, but could you explain a little bit on how you’re actually going about these fuel efficiencies and savings?

John Keenan:	Yes, Jon, this is John Keenan, how are you?

Jon Chappell:	Pretty good.

John Keenan:	Good. Let me just take you through that. One of the things we’ve done, is we’ve taken a look at each of the pro formas for our ships and have gone back and adjusted speeds where we can, so with a reduced speed, we obviously have less consumption. Within our EDGE process, we’re making sure that we get the ships out on time so that they arrive on time and they’re burning at the most economical speed. And then the third and very important area we’re focused is on the operational aspects of each of

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the power plans from an onboard perspective and looking at our reduction in that area, and Joe Breglia [ph] and our Ocean Transportation Services team is leading the charge with that, and we’re very optimistic with what we see.

Jon Chappell:	All right. Thanks, John, and congratulations on your award.

John Keenan:	Thank you.

Operator:	Thank you. Our next question comes from Kevin Sterling with Stephens Inc. Please go ahead.

Kevin Sterling:	Good morning, gentlemen.

Chuck Raymond:	Hi, Kevin.

Kevin Sterling:	Chuck, you talked a lot about the EDGE program and how you guys exceeded your goals for 2007. What is your outlook for EDGE cost savings for 2008? Has it changed since we initially started talking about that?

Chuck Raymond:	Kevin, good morning. No, it has not. We’re consistent with that. We’ll be—as you see, we have built in our plan this year $13 million of savings that has us at a run rate of $25 million, and then we have some more to go in 2009, which will at that time have us at a run rate of $40 million. So that plan has been right on the money so far. Maybe there’s a little upside there, but we’re quite pleased with the—as John pointed out, the cultural change that’s brought to the Company and to the knowledge that we’ve hoisted aboard with that program.

Kevin Sterling:	Okay, great. Thanks. And Mark, this is probably a question for you. Your tax rate was a little low this quarter. How should we think about that going forward? And what’s the primary driver of the lower tax rate this quarter?

Mark Urbania:	Kevin, the primary driver for the lower tax rate in the fourth quarter is lower earnings. As we’ve explained in the past, our tax rate will move around depending on the earnings. Obviously, the tax—there is no tax rate in Puerto Rico, so it’s dependent upon how Hawaii and Alaska perform that can create an up or down movement in our tax rate. So our tax rate for the fourth quarter I believe was around 14%, and we’re modeling a tax rate for 2008 of 20%.

Kevin Sterling:	Okay, thank you. And how many shares—this is another question for you, Mark—how many shares did you guys actually repurchase on your stock buyback program?

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Mark Urbania:	Kevin, we bought back in the last 10 weeks approximately 2.8 million shares.

Kevin Sterling:	Okay, thanks. That’s great. And this is my last question. It’s a broad question. Talking about the short fee initiative, as you know there’s—and you guys touched on it in your presentation—there’s been a lot of talk lately about eliminating the double harbor tax. How are you thinking about it, if this tax is eliminated, and to position Horizon Lines to take advantage of this?

John Keenan:	Yes, Kevin, this is John Keanan. Let me take that one. Thank you. As you know, we have some vessels that have been freed up as a result of our TP-1 initiative and our redeployment. We continue to work on our business model. We’ve met with the international carriers and some large domestic shippers, terminals, and also shipboard unions and personnel to look at—and we have some various templates and models outlined for us to put into place at the appropriate time. So we’re working to eliminate that harbor maintenance tax on coastwise trades in the east coast and Gulf, building on that support, as you know, that was given to the Great Lakes region, that has received some positive feedback. So I think we’re very well positioned as an organization. We continue to evaluate it and at the appropriate time, we will implement it.

Kevin Sterling:	Okay, well thanks a lot. That’s all I have and thanks for your time today.

Chuck Raymond:	Thank you.

Operator:	Thank you. And, ladies and gentlemen, if there are any additional questions, please press the star, followed by the one at this time. As a reminder, if you are on speaker phone, please lift the handset before making your selection.

And our next question comes from Chaz Jones with Morgan Keegan. Please go ahead.

Chaz Jones:	Hey. Good morning, guys.

Chuck Raymond:	Good morning, Chaz.

Chaz Jones:	You guys gave a lot of detail in the presentation, and certainly I appreciate all the visibility that you gave into 2008. But I guess if I just tried to summarize quickly the changes that you’ve made in the guidance, net income actually came down a little bit from your old guidance, but that was mainly due to a higher assumption in interest expense and tax rate. And then revenue came in a little, but that was mainly driven from volume, slightly less related to rate. The increased EPS is driven by a lower share count. Is that kind of an accurate summary?

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Chuck Raymond:	Chaz, you did. You summed it up pretty well there.

Chaz Jones:	Okay, great. And then maybe a follow-up on Jon’s question about capex, Mark. I guess you said you really didn’t expect to ramp up equipment replacement needs until 2015. Should we anticipate the capex, I guess from 2008 to 2012 to kind of maybe trend in that maybe $20 million, $30 million a year range?

Mark Urbania:	Chaz, let me be clear about that and make sure that there isn’t confusion. When we look at the capital in our Company—capital spending—and I’m talking about capital spending outside of ships now, okay. We generally spend somewhere between $20 to $30 million annually. Last year we spent $30 million, primarily as a result of some terminal improvements that were needed for productivity changes in two of our off-shore terminals. But absent that, we’re generally in the $20 million, $25 million range, so you can expect us going forward, for modeling purposes, between the $20 and $30 million range. Even with that, we feel very, very good about our cash flow generation. Chuck mentioned that cash flow generation ability of the Company is sustainable. It is sustainable. You’ll see these kind of numbers or higher as we continue to grow the business from a cash flow perspective, so as we get out a little bit further and look at larger asset replacement needs, we feel like, from a cash perspective, we’ll be in good shape if and when that time comes.

Chaz Jones:	Okay, that’s helpful. Maybe more of a modeling question. As the logistics business ramps up, I assume associated with that ramp up is going to be increased purchase transportation expense. Is that going to flow through the operating expense side of the P&L?

Chuck Raymond:	Yes, absolutely.

Mark Urbania:	It would, but it will be encapsulated within the logistics business and Brian and/or I will be sharing those details. One thing that we’re going to do going forward, as I mentioned, we’re going to break out the key financial metrics for the logistics business in terms of revenue and EBITDA so that our investors can see how we’re doing against the dollars that we’re spending to grow that business.

Chaz Jones:	Okay. And then one last question, and I know you really don’t want to focus on the quarterly results, but I guess as it relates to Puerto Rico and your guidance for the year, kind of flat volumes, and again, maybe you don’t want to answer this, but within that guidance, is that flat for the year, the way that you guys see it? Or does that assume that maybe we are off here in the first half of ‘08, and then by the time we get to later in the year, that volumes do start to improve year-over-year, but kind of net it’s flat for the year?

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Chuck Raymond:	Chaz, on the volume and rate assumptions that John Keenan shared with you for our core liner business, those are pretty flat throughout the year. The volumes for us are typically a little lighter in the first quarter and that’s why our earnings, as I shared earlier, when you look at the business over the last three years, typically the first quarter from an earnings perspective will be the lightest. The third quarter would be the strongest, and then the second and fourth quarter will be pretty much on par with one another. So that’s how we’re thinking about it.

Chaz Jones:	Okay. That’s all I had. Best of luck, guys, in 2008.

Speaker:	Thanks, Chaz.

Speaker:	Thank you.

Speaker:	Thanks, Chaz.

Operator:	Thank you. Our next question comes from Peter Wahlstrom with Goldman Sachs. Please go ahead.

Peter Wahlstrom:	Good morning.

Speaker:	Peter.

Speaker:	Pete.

Peter Wahlstrom:	Just following up on that last question actually, particularly with Puerto Rico if we think about flat volumes across the year. Given that the year-over-year trends that we’ve seen over the last eight quarters or so, do you still see that being flat? Or roughly flat in first quarter or—even first half of the year versus second half of the year?

John Keenan:	Yes, Peter, this is John; let me take you through that. If you look at—and we generally like to refer to the JOC stats, which give you the volumes in Puerto Rico, and if you look at ‘05 to ‘06, volume’s down 7.7%; ‘06 to ‘07 down 4.1%, so at total 13% in volumes. And when you look at what we’ve done on our budget and, you know, there’s a little bit of seasonality in the Puerto Rico tradelane, and what we do is we manage our capacity through that seasonality. But when you think about how we’ve set our budgets up for 2008, you need to look at that 13% volume decrease over those two years, and we’re flat based on that. Does that help you?

Peter Wahlstrom:	Yes, yes, very helpful. Thank you.

John Keenan:	Okay, and Chuck might have a little bit to add on this.

Chuck Raymond:	Well, we obviously talk to a lot customers down in Puerto Rico, and we see it changing a little bit. As we’ve been through a period of stagflation

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down there, it bottomed out, we believe, back last quarter. It started back in May of ‘06 when the rating agencies were about to—and did, in fact, downgrade their general obligation bonds. The Commonwealth took the appropriate steps to deal with that. The biggest one was to restructure their tax regimes in Puerto Rico. That has worked. They have actually increased their tax collections, and their structural deficit has been reduced more than 70%.

With that, in November, both Standard & Poor’s back on—actually in May, Standard & Poor’s, and then in November, Moody’s improved the outlook for the Commonwealth from negative to stable and confirmed that they are back in investment grade status. Now since that’s begun, we think the structures are in place to continue and enhance that improvement and revitalize the economy. Even though that outlook looks a little challenging, we feel the recession that began in 2006 is probably still there working its way out right now. It’s starting to get a little bit of growth, and the local legislature and the governor have done a couple of things to restart the economy.

I think probably the most significant thing is recently a $25 thousand tax credit applicable to the purchase of a new home. The legislature still has other measures that they’re working on that they want to trigger during 2008. So when you look at the traditional results of recession, falling home values, high cost of consumer credit, shrinking job markets, higher prices for gasoline in particular, the major fear in Puerto Rico is that of a further decline in employment and that’s really the only one, because when you think about the Puerto Rico family, they tend to be pretty highly leveraged with credit card loans, with home mortgages and automobile loans. The costs of all of those are coming down now with the recent Fed action.

On the income side, the Puerto Rico family is not really too dependent upon earnings from their bank accounts or their savings accounts to sustain their lifestyle. So as those interest rates actually come down on the income side, they’re not impacted very much, so it’s a net good story. Again, the unemployment down on the island is 10%, maybe a little bit above that today. But this being an election year and with the tax revenues now coming up, we think that the local legislature and the governor will use those tax revenues in part to pump up employment, especially in the public works area, as we get closer to the elections. So, that’s a little bit of a long story, but we’ve done a little more research than we have historically in Puerto Rico, and I think we feel better about it now.

Peter Wahlstrom: And the callers certainly appreciate it, thank you. In the event of a more sustained downturn, if we think that Puerto Rico has at least stabilized, if not touched on the bottom, which other region do you see having more

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economic risk? Is it Hawaii? Is it Alaska? Or maybe is it your inland logistics business?

Chuck Raymond:	Yes, honestly, we don’t see—in the grand scheme of things the inland logistics business is a relatively small part, as you can see of our EBITDA and our cash flows, but turning to the liner business, Alaska’s in great shape. That’s an oil-based economy with 20 years of consistent growth. There is a lot going on with the retail sector, as John mentioned; we’re in good shape in Alaska.

Hawaii would probably be one that we’d be a little concerned about. In Hawaii, we’ve tempered our appetite for volume. Tourism, particularly foreign tourism with the value of the dollar is pretty attractive. We shouldn’t discount the fact that the Euro is $0.67 now, too. We’re getting a lot of European tourists in Puerto Rico and starting to see a lot of them in Hawaii. Then again, when you look at our revenue stream, with what comes from the military sector, what comes from our contractual agreements with Maersk, et cetera, there’s not a whole lot of our revenue stream that’s subject to the recessionary forces.

Peter Wahlstrom:	Okay, then I take it you haven’t received any sort of push back from customers regarding either fuel surcharge increases or absolute rate hikes, given the current macro environment?

Chuck Raymond:	We haven’t abused the fuel surcharges. In fact our surcharges, as you know from last year, didn’t come up as fast or as immediate as our cost of fuel came up. Our cost of fuel on a per ton basis, back in the first part of the year, I know we were buying fuel at $281 a ton in January, and by the end of December, we were buying at $464 a ton. We certainly didn’t increase our surcharge by 100%, so we were pretty reasonable with regard to that. And in terms of general rate increases, they’re generally simply just to absorb the inflationary costs in our business related to rents and wages.

Peter Wahlstrom:	That’s very good, and last question for you, just kind of checking the box here. Does the Company view the technical corrections bill and the tonnage tax adoption situation to be permanently resolved? Or is there a possibility that this could resurface in 2008?

Chuck Raymond:	They teach you in law school, never say never. Let me say this about that. As you know, that technical corrections bill went through the House and Senate with the Puerto Rico negative language removed. I will say we are confident that the matter is not going to be raised again.

Peter Wahlstrom:	Okay. Very good. Thanks very much.

Operator:	Thank you. And, management, I’m showing that there are no further questions. I’ll turn it back to you for closing comments.

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Chuck Raymond:	Okay, well thank you very much. As you know, we’ll be on a call on April the 25th to give you the results of our first quarter financial results and business results. I thank you for your interest and hope you all have a good day.

Operator:	Thank you. Ladies and gentlemen, that will conclude today’s teleconference. We do thank you again for your participation and at this time you may disconnect.
END

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